CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Medium-Term Notes, Series A	$21,000,000	$644.70

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $87,555.50 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-126811) filed by Barclays Bank PLC on September 21, 2005, and have been carried forward, of which $644.70 offset against the registration fee due for this offering and of which $86,910.80 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement	Filed Pursuant to Rule 424(b)(2)
(To the Prospectus dated August 31, 2007 and	Registration No. 333-145845
Prospectus Supplement dated September 4, 2007)	November 27, 2007

BARCLAYS BANK PLC

Barclays Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this pricing supplement are described or defined in the prospectus supplement. The reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA/Aa1)‡

•	Issue date: November 30, 2007

•	Initial valuation date: November 27, 2007

•	Final valuation date: February 26, 2008

•	Maturity date: February 29, 2008

•	Final price: Closing price of the linked share on the final valuation date.

•	Protection price: The protection level multiplied by the initial price.

•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Initial public offering price: 100%

•	Tax allocation of coupon rate:

Deposit income*: 4.10%

Put premium: The coupon rate minus the deposit income.

‡

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

The following terms relate to the specific Note offering for each respective linked share:

Linked Share	Initial Share Price	Page Number	Ticker Symbol	Principal Amount	Coupon Rate*	Protection Level	Percentage Proceeds to Issuer	Aggregate Proceeds to Issuer	Percentage Discount or Commission	Aggregate Discount or Commission	Note Issuance#	CUSIP/ISIN
Celgene Corporation	$62.34	PS-6	CELG	$3,000,000	12.500%	75%	98.625%	$2,958,750	1.375%	$41,250.00	E-1331	06738GW71 / US06738GW711
EMC Corporation	$18.19	PS-8	EMC	$2,500,000	12.500%	75%	98.625%	$2,465,625	1.375%	$34,375.00	E-1332	06738GW89/ US06738GW893
Corning Incorporated	$23.73	PS-10	GLW	$3,000,000	15.000%	80%	98.625%	$2,958,750	1.375%	$41,250.00	E-1333	06738GW97/ US06738GW976
Grant Prideco, Inc.	$46.94	PS-12	GRP	$3,000,000	14.250%	75%	98.625%	$2,958,750	1.375%	$41,250.00	E-1334	06738GX214/ US06738GX214
Noble Corporation	$51.32	PS-14	NE	$3,500,000	14.500%	80%	98.625%	$3,451,875	1.375%	$48,125.00	E-1335	06738GX39/ US06738GX396
QUALCOMM Incorporated	$39.82	PS-16	QCOM	$3,500,000	9.250%	80%	98.625%	$3,451,875	1.375%	$48,125.00	E-1336	06738GX47/ US06738GX479
Valero Energy Corporation	$62.00	PS-18	VLO	$2,500,000	10.250%	80%	98.625%	$2,465,625	1.375%	$34,375.00	E-1337	06738GX54/ US06738GX545

*	Annualized Rate

See “ Risk Factors” in this pricing supplement and beginning on page S-3 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

GENERAL TERMS FOR EACH NOTES OFFERING

This pricing supplement relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the value of the linked share.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the final valuation date, the initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Notes with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Notes with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

A $1,000 investment in the Notes will pay $1,000 at maturity unless: (a) the final price of the linked shares is lower than the initial price of the linked shares; and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the linked shares on any day is below the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the price of the linked shares.

If you receive shares of the linked shares in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked shares you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Interest

The Notes will bear interest, if any, from the issue date specified on the front cover at the coupon rate specified on the front cover of this pricing supplement. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or repayment date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the principal securities market for the linked share or banking institutions in New York City, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the initial price of the linked shares. The physical delivery amount, the initial price of the linked shares and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” with respect to linked shares that are exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked shares, based on certain percentage changes between the initial price and final price of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

On the final valuation date, the final price of the linked shares is determined.

If the final price of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether the protection price was ever reached or breached during the term of the Notes.

If the final price of the linked shares is below its initial price but the closing price of the linked shares never fell below the protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If the final price of the linked shares is below its initial price and the closing price of the linked shares fell below the protection price during the term of the Notes, you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus a cash amount equal to the fractional shares multiplied by the final price or (b) the cash amount equal to the principal amount that you invested reduced by the percentage decrease in the price of the linked shares.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes exceeds the dividend yield on the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the linked shares.

If you had invested directly in the linked shares for the same period, you would have received total cash payments representing the number of shares of the linked shares you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked shares. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial date and is held constant regardless of the final level of the linked shares.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon rate on the Notes was less than the dividend yield on the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked shares is set forth below in the Table of Hypothetical Values at Maturity.

Celgene Corporation

According to publicly available information, Celgene Corporation (the “Company”) is a global biopharmaceutical company primarily engaged in the discovery, development and commercialization of innovative therapies designed to treat cancer and immune-inflammatory related diseases. The Company’s lead products are: (1) REVLIMID(R) (lenalidomide), which was approved by the U.S. Food and Drug Administration, or FDA, in June 2006 for treatment in combination with dexamethasone for multiple myeloma patients who have received at least one prior therapy and, in December 2005 for treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes, or MDS, associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities; and, (2) THALOMID(R) (thalidomide), which gained FDA approval in May 2006 for treatment in combination with dexamethasone of newly diagnosed multiple myeloma patients and which is also approved for the treatment and suppression of cutaneous manifestations of erythema nodosum leprosum, or ENL, an inflammatory complication of leprosy. For the year ended December 31, 2006, the Company had total revenues and net income of $898.9 million and $69.0 million, respectively. The Company had an accumulated deficit of $101.8 million at December 31, 2006.

The linked share’s SEC file number is 000-16132.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$9.72	$5.86	$7.98
March 29, 2002	$8.05	$5.38	$6.19
June 28, 2002	$6.30	$2.83	$3.83
September 30, 2002	$5.34	$2.84	$4.21
December 31, 2002	$6.38	$3.77	$5.37
March 31, 2003	$6.99	$5.04	$6.52
June 30, 2003	$9.28	$6.18	$7.60
September 30, 2003	$12.22	$7.13	$10.83
December 31, 2003	$12.04	$9.13	$11.26
March 31, 2004	$12.23	$9.38	$11.91
June 30, 2004	$15.15	$11.25	$14.32
September 30, 2004	$15.05	$11.67	$14.56
December 31, 2004	$16.29	$12.88	$13.27
March 31, 2005	$17.62	$12.36	$17.03
June 30, 2005	$21.58	$16.61	$20.39
September 30, 2005	$29.41	$19.78	$27.16
December 30, 2005	$32.68	$22.59	$32.40
March 31, 2006	$44.22	$31.51	$44.22
June 30, 2006	$48.39	$36.02	$47.43
September 29, 2006	$49.41	$39.32	$43.30
December 29, 2006	$60.12	$41.68	$57.53
March 30, 2007	$58.60	$49.46	$52.46
June 29, 2007	$66.95	$52.40	$57.33
September 30, 2007	$72.23	$56.56	$71.31
November 27, 2007*	$75.44	$60.06	$62.34

*	High, low and closing prices are for the period starting October 1, 2007 and ending November 27, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: CELG

Initial price: $62.34

Protection level: 75.00%

Protection price: $46.76

Physical delivery amount: 16 ($1,000/Initial price)

Fractional shares: 0.041065

Coupon: 12.50% per annum

Maturity: February 29, 2008

Dividend yield: 0.00% per annum

Coupon amount per monthly: $10.42

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)		Investment in the Notes	Direct Investment in the Linked Shares
+ 100%		3.125%	100.00%
+ 90%		3.125%	90.00%
+ 80%		3.125%	80.00%
+ 70%		3.125%	70.00%
+ 60%		3.125%	60.00%
+ 50%		3.125%	50.00%
+ 40%		3.125%	40.00%
+ 30%		3.125%	30.00%
+ 20%		3.125%	20.00%
+ 10%		3.125%	10.00%
+ 5%		3.125%	5.00%
0%		3.125%	0.00%

		Protection Price Ever Breached?
	NO	YES
- 5%	3.125%	-1.875%	-5.00%
- 10%	3.125%	-6.875%	-10.00%
- 20%	3.125%	-16.875%	-20.00%
- 30%	N/A	-26.875%	-30.00%
- 40%	N/A	-36.875%	-40.00%
- 50%	N/A	-46.875%	-50.00%
- 60%	N/A	-56.875%	-60.00%
- 70%	N/A	-66.875%	-70.00%
- 80%	N/A	-76.875%	-80.00%
- 90%	N/A	-86.875%	-90.00%
- 100%	N/A	-96.875%	-100.00%

EMC Corporation

According to publicly available information, EMC Corporation (the “Company”) and its subsidiaries develop, deliver and support the Information Technology industry’s broadest range of information infrastructure technologies and solutions that are designed to help individuals and organizations handle their digital information needs.

The Company’s systems, software and services support its customers’ critical business processes by helping them build information infrastructures from the most comprehensive systems available to store, manage and protect information at the right service levels and the right costs. The Company’s information management software and solutions empower its customers to capture, manage and leverage structured and unstructured information – documents, images or emails – to support their business processes. The Company’s virtual infrastructure software helps organizations respond to changing IT requirements by dynamically altering their computing and storage environments with flexible virtualization technologies. The Company’s resource management software allows organizations to better understand, manage and automate the operation of their information infrastructure.

The linked share’s SEC file number is: 1-9853.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$18.50	$10.66	$13.44
March 29, 2002	$17.97	$10.60	$11.92
June 28, 2002	$12.25	$5.90	$7.55
September 30, 2002	$9.40	$4.45	$4.57
December 31, 2002	$7.70	$3.67	$6.14
March 31, 2003	$8.59	$5.98	$7.23
June 30, 2003	$11.45	$7.20	$10.47
September 30, 2003	$13.96	$9.61	$12.63
December 31, 2003	$14.65	$12.11	$12.92
March 31, 2004	$15.80	$12.11	$13.61
June 30, 2004	$13.75	$9.97	$11.40
September 30, 2004	$11.61	$9.24	$11.54
December 31, 2004	$14.96	$11.69	$14.87
March 31, 2005	$15.07	$11.80	$12.32
June 30, 2005	$14.88	$11.17	$13.71
September 30, 2005	$14.78	$12.05	$12.94
December 30, 2005	$14.54	$12.70	$13.62
March 31, 2006	$14.75	$13.05	$13.63
June 30, 2006	$13.99	$10.29	$10.97
September 29, 2006	$12.09	$9.44	$11.98
December 29, 2006	$13.79	$11.69	$13.20
March 30, 2007	$14.89	$12.74	$13.85
June 29, 2007	$18.16	$13.86	$18.10
September 30, 2007	$21.10	$16.89	$20.80
November 27, 2007*	$25.47	$17.36	$18.19

*	High, low and closing prices are for the period starting October 1, 2007 and ending November 27, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: EMC

Initial price: $18.19

Protection level: 75.00%

Protection price: $13.64

Physical delivery amount: 54 ($1,000/Initial price)

Fractional shares: 0.975261

Coupon: 12.50% per annum

Maturity: February 29, 2008

Dividend yield: 0.00% per annum

Coupon amount per monthly: $10.42

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)		Investment in the Notes	Direct Investment in the Linked Shares
+ 100%		3.125%	100.00%
+ 90%		3.125%	90.00%
+ 80%		3.125%	80.00%
+ 70%		3.125%	70.00%
+ 60%		3.125%	60.00%
+ 50%		3.125%	50.00%
+ 40%		3.125%	40.00%
+ 30%		3.125%	30.00%
+ 20%		3.125%	20.00%
+ 10%		3.125%	10.00%
+ 5%		3.125%	5.00%
0%		3.125%	0.00%

		Protection Price Ever Breached?
	NO	YES
- 5%	3.125%	-1.875%	-5.00%
- 10%	3.125%	-6.875%	-10.00%
- 20%	3.125%	-16.875%	-20.00%
- 30%	N/A	-26.875%	-30.00%
- 40%	N/A	-36.875%	-40.00%
- 50%	N/A	-46.875%	-50.00%
- 60%	N/A	-56.875%	-60.00%
- 70%	N/A	-66.875%	-70.00%
- 80%	N/A	-76.875%	-80.00%
- 90%	N/A	-86.875%	-90.00%
- 100%	N/A	-96.875%	-100.00%

Corning Incorporated

According to publicly available information, Corning Incorporated (the “Company”) traces its origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936, and its name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989. The Company is a global, technology-based corporation that operates in four reportable business segments: Display Technologies, Telecommunications, Environmental Technologies and Life Sciences. The Display Technologies segment manufactures glass substrates for active matrix liquid crystal displays (“LCDs”), that are used primarily in notebook computers, flat panel desktop monitors, and LCD televisions. The Telecommunications segment produces optical fiber and cable, and hardware and equipment products for the worldwide telecommunications industry. The Company’s environmental products include ceramic technologies and solutions for emissions and pollution control in mobile and stationary applications around the world, including gasoline and diesel substrate and filter products. Life Sciences laboratory products include microplate products, coated slides, filter plates for genomics sample preparation, plastic cell culture dishes, flasks, cryogenic vials, roller bottles, mass cell culture products, liquid handling instruments, Pyrex® glass beakers, pipettors, serological pipettes, centrifuge tubes and laboratory filtration products.

The linked share’s SEC file number is 1-3247.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$10.90	$6.92	$8.92
March 29, 2002	$11.15	$6.14	$7.62
June 28, 2002	$7.95	$2.80	$3.55
September 30, 2002	$4.23	$1.36	$1.60
December 31, 2002	$5.00	$1.10	$3.31
March 31, 2003	$6.30	$3.34	$5.84
June 30, 2003	$8.49	$5.27	$7.39
September 30, 2003	$10.06	$7.15	$9.42
December 31, 2003	$12.31	$9.23	$10.43
March 31, 2004	$13.89	$10.15	$11.18
June 30, 2004	$13.17	$10.08	$13.06
September 30, 2004	$13.03	$9.30	$11.08
December 31, 2004	$12.96	$10.17	$11.77
March 31, 2005	$12.40	$10.61	$11.13
June 30, 2005	$17.08	$10.98	$16.62
September 30, 2005	$21.95	$16.04	$19.33
December 30, 2005	$21.60	$16.70	$19.66
March 31, 2006	$28.27	$19.35	$26.91
June 30, 2006	$29.60	$20.39	$24.19
September 29, 2006	$24.90	$17.54	$24.41
December 29, 2006	$25.57	$18.63	$18.71
March 30, 2007	$23.33	$18.16	$22.74
June 29, 2007	$26.67	$22.45	$25.55
September 30, 2007	$27.25	$21.47	$24.65
November 27, 2007*	$26.80	$20.85	$23.73

*	High, low and closing prices are for the period starting October 1, 2007 and ending November 27, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: GLW

Initial price: $23.73

Protection level: 80.00%

Protection price: $18.98

Physical delivery amount: 42 ($1,000/Initial price)

Fractional shares: 0.140750

Coupon: 15.00% per annum

Maturity: February 29, 2008

Dividend yield: 0.42% per annum

Coupon amount per monthly: $12.50

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)		Investment in the Notes	Direct Investment in the Linked Shares
+ 100%		3.75%	100.11%
+ 90%		3.75%	90.11%
+ 80%		3.75%	80.11%
+ 70%		3.75%	70.11%
+ 60%		3.75%	60.11%
+ 50%		3.75%	50.11%
+ 40%		3.75%	40.11%
+ 30%		3.75%	30.11%
+ 20%		3.75%	20.11%
+ 10%		3.75%	10.11%
+ 5%		3.75%	5.11%
0%		3.75%	0.11%

		Protection Price Ever Breached?
	NO	YES
- 5%	3.75%	-1.25%	-4.89%
- 10%	3.75%	-6.25%	-9.89%
- 20%	3.75%	-16.25%	-19.89%
- 30%	N/A	-26.25%	-29.89%
- 40%	N/A	-36.25%	-39.89%
- 50%	N/A	-46.25%	-49.89%
- 60%	N/A	-56.25%	-59.89%
- 70%	N/A	-66.25%	-69.89%
- 80%	N/A	-76.25%	-79.89%
- 90%	N/A	-86.25%	-89.89%
- 100%	N/A	-96.25%	-99.89%

Grant Prideco, Inc.

According to publicly available information, Grant Prideco, Inc. (the “Company”) is a leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology and specialty tools, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services. The Company’s drill stem and drill bit products are used to drill oil and gas wells while its tubular technology and services are primarily used in drilling and completing oil and gas wells. The Company’s customers include oil and gas drilling contractors; North American oil country tubular goods distributors; major, independent and state-owned oil and gas companies; and other oilfield service companies.

The Company is a Delaware corporation formed in 1990.

The linked share’s SEC file number is 001-15423.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$11.50	$5.30	$11.50
March 29, 2002	$14.20	$8.30	$13.68
June 28, 2002	$16.94	$12.95	$13.60
September 30, 2002	$14.25	$8.28	$8.54
December 31, 2002	$12.33	$8.14	$11.64
March 31, 2003	$12.81	$9.77	$12.06
June 30, 2003	$14.87	$10.75	$11.75
September 30, 2003	$12.26	$10.00	$10.19
December 31, 2003	$13.68	$10.01	$13.02
March 31, 2004	$15.83	$12.87	$15.50
June 30, 2004	$18.56	$14.44	$18.46
September 30, 2004	$20.91	$16.82	$20.49
December 31, 2004	$22.31	$18.83	$20.05
March 31, 2005	$25.50	$17.83	$24.16
June 30, 2005	$27.47	$21.41	$26.45
September 30, 2005	$41.49	$26.58	$40.65
December 30, 2005	$47.82	$32.38	$44.12
March 31, 2006	$51.47	$35.72	$42.84
June 30, 2006	$55.42	$39.70	$44.75
September 29, 2006	$48.33	$34.32	$38.03
December 29, 2006	$45.32	$33.11	$39.77
March 30, 2007	$50.71	$35.61	$49.84
June 29, 2007	$59.99	$48.54	$53.83
September 30, 2007	$59.50	$48.39	$54.52
November 27, 2007*	$56.09	$44.67	$46.94

*	High, low and closing prices are for the period starting October 1, 2007 and ending November 27, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: GRP

Initial price: $46.94

Protection level: 75.00%

Protection price: $35.21

Physical delivery amount: 21 ($1,000/Initial price)

Fractional shares: 0.303792

Coupon: 14.25% per annum

Maturity: February 29, 2008

Dividend yield: 0.00% per annum

Coupon amount per monthly: $11.88

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)		Investment in the Notes	Direct Investment in the Linked Shares
+ 100%		3.563%	100.00%
+ 90%		3.563%	90.00%
+ 80%		3.563%	80.00%
+ 70%		3.563%	70.00%
+ 60%		3.563%	60.00%
+ 50%		3.563%	50.00%
+ 40%		3.563%	40.00%
+ 30%		3.563%	30.00%
+ 20%		3.563%	20.00%
+ 10%		3.563%	10.00%
+ 5%		3.563%	5.00%
0%		3.563%	0.00%

		Protection Price Ever Breached?
	NO	YES
- 5%	3.563%	-1.437%	-5.00%
- 10%	3.563%	-6.437%	-10.00%
- 20%	3.563%	-16.437%	-20.00%
- 30%	N/A	-26.437%	-30.00%
- 40%	N/A	-36.437%	-40.00%
- 50%	N/A	-46.437%	-50.00%
- 60%	N/A	-56.437%	-60.00%
- 70%	N/A	-66.437%	-70.00%
- 80%	N/A	-76.437%	-80.00%
- 90%	N/A	-86.437%	-90.00%
- 100%	N/A	-96.437%	-100.00%

Noble Corporation

According to publicly available information, Noble Corporation (the “Company”) is a provider of diversified services for the oil and gas industry. The Company performs contract drilling services with a fleet of 63 offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 44 jackups and three submersibles. The fleet count includes three new F&G JU-2000E premium jackups and the three semisubmersibles under construction and the Noble Bingo 9000 Rig 4. Approximately 86 percent of the fleet is currently deployed in international markets, principally including the Middle East, India, Mexico, the North Sea, Brazil, and West Africa.

The Company is a Cayman Islands exempted company limited by shares and became the successor to Noble Drilling Corporation, a Delaware corporation that was organized in 1939, as part of the internal corporate restructuring of Noble Drilling and its subsidiaries effective April 30, 2002.

The linked share’s SEC file number is 001-31306.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$17.81	$11.43	$17.02
March 29, 2002	$21.00	$14.10	$20.70
June 28, 2002	$22.98	$18.75	$19.30
September 30, 2002	$19.50	$13.50	$15.50
December 31, 2002	$18.94	$14.65	$17.58
March 31, 2003	$19.20	$15.59	$15.71
June 30, 2003	$18.90	$15.23	$17.15
September 30, 2003	$18.31	$15.98	$17.00
December 31, 2003	$18.73	$16.38	$17.89
March 31, 2004	$21.45	$17.50	$19.21
June 30, 2004	$19.85	$16.77	$18.95
September 30, 2004	$23.24	$17.66	$22.48
December 31, 2004	$25.27	$21.39	$24.87
March 31, 2005	$29.55	$23.52	$28.11
June 30, 2005	$32.30	$24.41	$30.76
September 30, 2005	$36.36	$29.93	$34.23
December 30, 2005	$37.82	$28.57	$35.27
March 31, 2006	$42.48	$34.53	$40.55
June 30, 2006	$43.08	$31.24	$37.21
September 29, 2006	$38.63	$30.46	$32.09
December 29, 2006	$41.16	$29.26	$38.08
March 30, 2007	$40.78	$33.81	$39.34
June 29, 2007	$49.41	$39.20	$48.76
September 30, 2007	$54.29	$43.48	$49.05
November 27, 2007*	$56.41	$46.21	$51.32

*	High, low and closing prices are for the period starting October 1, 2007 and ending November 27, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: NE

Initial price: $51.32

Protection level: 80.00%

Protection price: $41.06

Physical delivery amount: 19 ($1,000/Initial price)

Fractional shares: 0.485581

Coupon: 14.50% per annum

Maturity: February 29, 2008

Dividend yield: 0.23% per annum

Coupon amount per monthly: $12.08

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)		Investment in the Notes	Direct Investment in the Linked Shares
+ 100%		3.625%	100.06%
+ 90%		3.625%	90.06%
+ 80%		3.625%	80.06%
+ 70%		3.625%	70.06%
+ 60%		3.625%	60.06%
+ 50%		3.625%	50.06%
+ 40%		3.625%	40.06%
+ 30%		3.625%	30.06%
+ 20%		3.625%	20.06%
+ 10%		3.625%	10.06%
+ 5%		3.625%	5.06%
0%		3.625%	0.06%

		Protection Price Ever Breached?
	NO	YES
- 5%	3.625%	-1.375%	-4.94%
- 10%	3.625%	-6.375%	-9.94%
- 20%	3.625%	-16.375%	-19.94%
- 30%	N/A	-26.375%	-29.94%
- 40%	N/A	-36.375%	-39.94%
- 50%	N/A	-46.375%	-49.94%
- 60%	N/A	-56.375%	-59.94%
- 70%	N/A	-66.375%	-69.94%
- 80%	N/A	-76.375%	-79.94%
- 90%	N/A	-86.375%	-89.94%
- 100%	N/A	-96.375%	-99.94%

QUALCOMM Incorporated

According to publicly available information, QUALCOMM Incorporated (the “Company”) publicly introduced in 1989 the concept that a digital communication technique called CDMA could be commercially successful in wireless communication applications. CDMA stands for Code Division Multiple Access and is one of the main technologies currently used in digital wireless communications networks. CDMA and the other main digital wireless communications technologies, TDMA (which stands for Time Division Multiple Access) and GSM (which is a form of TDMA and stands for Global System for Mobile Communications) are the digital technologies used to transmit a wireless device user’s voice or data over radio waves using the wireless network. The Company generates revenues by licensing portions of its intellectual property to other manufacturers of wireless products (such as wireless phones and other devices and the infrastructure required to establish and operate a wireless network).

The Company was incorporated in 1985 under the laws of the state of California. In 1991, it reincorporated in the state of Delaware.

The linked share’s SEC file number is 0-19528.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$31.25	$19.16	$25.25
March 29, 2002	$26.67	$15.52	$18.82
June 28, 2002	$20.18	$12.25	$13.75
September 30, 2002	$15.70	$11.61	$13.81
December 31, 2002	$21.45	$13.67	$18.20
March 31, 2003	$19.96	$16.32	$18.03
June 30, 2003	$19.09	$14.79	$17.88
September 30, 2003	$23.02	$17.17	$20.82
December 31, 2003	$27.43	$20.50	$26.97
March 31, 2004	$33.49	$26.67	$33.21
June 30, 2004	$36.67	$30.90	$36.49
September 30, 2004	$41.00	$33.66	$39.04
December 31, 2004	$44.99	$37.78	$42.40
March 31, 2005	$43.71	$33.99	$36.65
June 30, 2005	$38.46	$32.08	$33.01
September 30, 2005	$45.05	$32.98	$44.75
December 30, 2005	$46.59	$39.02	$43.08
March 31, 2006	$51.75	$42.91	$50.61
June 30, 2006	$53.01	$38.54	$40.07
September 29, 2006	$39.72	$32.76	$36.35
December 29, 2006	$40.99	$34.10	$37.79
March 30, 2007	$44.12	$36.80	$42.66
June 29, 2007	$47.72	$40.98	$43.39
September 30, 2007	$45.57	$35.23	$42.26
November 27, 2007*	$43.40	$36.60	$39.82

*	High, low and closing prices are for the period starting October 1, 2007 and ending November 27, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: QCOM

Initial price: $39.82

Protection level: 80.00%

Protection price: $31.86

Physical delivery amount: 25 ($1,000/Initial price)

Fractional shares: 0.113009

Coupon: 9.25% per annum

Maturity: February 29, 2008

Dividend yield: 1.31% per annum

Coupon amount per monthly: $7.71

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)		Investment in the Notes	Direct Investment in the Linked Shares
+ 100%		2.313%	100.33%
+ 90%		2.313%	90.33%
+ 80%		2.313%	80.33%
+ 70%		2.313%	70.33%
+ 60%		2.313%	60.33%
+ 50%		2.313%	50.33%
+ 40%		2.313%	40.33%
+ 30%		2.313%	30.33%
+ 20%		2.313%	20.33%
+ 10%		2.313%	10.33%
+ 5%		2.313%	5.33%
0%		2.313%	0.33%

		Protection Price Ever Breached?
	NO	YES
- 5%	2.313%	-2.687%	-4.67%
- 10%	2.313%	-7.687%	-9.67%
- 20%	2.313%	-17.687%	-19.67%
- 30%	N/A	-27.687%	-29.67%
- 40%	N/A	-37.687%	-39.67%
- 50%	N/A	-47.687%	-49.67%
- 60%	N/A	-57.687%	-59.67%
- 70%	N/A	-67.687%	-69.67%
- 80%	N/A	-77.687%	-79.67%
- 90%	N/A	-87.687%	-89.67%
- 100%	N/A	-97.687%	-99.67%

Valero Energy Corporation

According to publicly available information, Valero Energy Corporation (the “Company”) owns and operates 18 refineries located in the United States, Canada, and Aruba that produce premium, environmentally clean refined products such as reformulated gasoline blendstock for oxygenate blending, gasoline meeting the specifications of the California Air Resources Board (CARB), CARB diesel fuel, low-sulfur and ultra-low-sulfur diesel fuel, and oxygenates (liquid hydrocarbon compounds containing oxygen). The Company also produces conventional gasolines, distillates, jet fuel, asphalt, petrochemicals, lubricants, and other refined products. The Company markets branded and unbranded refined products on a wholesale basis in the United States and Canada through an extensive bulk and rack marketing network. The Company also sells refined products through a network of approximately 5,800 retail and wholesale branded outlets in the United States, Canada, and Aruba.

The linked share’s SEC file number is 1-13175.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$10.11	$8.53	$9.53
March 29, 2002	$12.46	$9.25	$12.38
June 28, 2002	$12.37	$8.98	$9.36
September 30, 2002	$9.55	$6.53	$6.62
December 31, 2002	$9.63	$5.79	$9.24
March 31, 2003	$10.59	$8.05	$10.35
June 30, 2003	$10.54	$8.79	$9.08
September 30, 2003	$10.03	$8.80	$9.57
December 31, 2003	$11.77	$9.43	$11.59
March 31, 2004	$15.38	$11.43	$14.99
June 30, 2004	$18.73	$13.97	$18.44
September 30, 2004	$20.30	$15.90	$20.05
December 31, 2004	$23.90	$19.43	$22.70
March 31, 2005	$38.58	$21.01	$36.64
June 30, 2005	$41.13	$28.96	$39.56
September 30, 2005	$58.63	$39.38	$56.53
December 30, 2005	$58.15	$45.86	$51.60
March 31, 2006	$63.61	$48.00	$59.78
June 30, 2006	$70.74	$55.19	$66.52
September 29, 2006	$68.83	$46.84	$51.47
December 29, 2006	$57.09	$47.52	$51.16
March 30, 2007	$66.02	$47.66	$64.49
June 29, 2007	$77.89	$63.53	$73.86
September 30, 2007	$78.68	$60.00	$67.18
November 27, 2007*	$75.75	$60.80	$62.00

*	High, low and closing prices are for the period starting October 1, 2007 and ending November 27, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: VLO

Initial price: $62.00

Protection level: 80.00%

Protection price: $49.60

Physical delivery amount: 16 ($1,000/Initial price)

Fractional shares: 0.129032

Coupon: 10.25% per annum

Maturity: February 29, 2008

Dividend yield: 0.77% per annum

Coupon amount per monthly: $8.54

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)		Investment in the Notes	Direct Investment in the Linked Shares
+ 100%		2.563%	100.19%
+ 90%		2.563%	90.19%
+ 80%		2.563%	80.19%
+ 70%		2.563%	70.19%
+ 60%		2.563%	60.19%
+ 50%		2.563%	50.19%
+ 40%		2.563%	40.19%
+ 30%		2.563%	30.19%
+ 20%		2.563%	20.19%
+ 10%		2.563%	10.19%
+ 5%		2.563%	5.19%
0%		2.563%	0.19%

		Protection Price Ever Breached?
	NO	YES
- 5%	2.563%	-2.437%	-4.81%
- 10%	2.563%	-7.437%	-9.81%
- 20%	2.563%	-17.437%	-19.81%
- 30%	N/A	-27.437%	-29.81%
- 40%	N/A	-37.437%	-39.81%
- 50%	N/A	-47.437%	-49.81%
- 60%	N/A	-57.437%	-59.81%
- 70%	N/A	-67.437%	-69.81%
- 80%	N/A	-77.437%	-79.81%
- 90%	N/A	-87.437%	-89.81%
- 100%	N/A	-97.437%	-99.81%